EXHIBIT 99.2

MAYOR’S JEWELERS, INC. ANNOUNCES FILING OF FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 25,
2004 AND FILING OF RESTATED ANNUAL AND QUARTERLY FINANCIAL STATEMENTS

SUNRISE, FL – (BUSINESS WIRE)— December 7, 2005—Mayor’s Jewelers, Inc. (AMEX: MYR) (the “Company”) today reported that it filed with the Securities and Exchange Commission its Form 10-Q for the thirteen weeks ended September 25, 2004 and its amended annual and quarterly reports for the year ended March 27, 2004, and for the quarters ended December 27, 2003, and June 26, 2004.

On November 9, 2004 and December 1, 2004, the Company announced that it was delaying the filing of its quarterly report on Form 10-Q for the thirteen weeks ended September 25, 2004 and that it anticipated that it would have to restate its financial statements for the fiscal quarters ended November 2, 2002, September 27, 2003, December 27, 2003, and June 26, 2004, the fiscal years ended March 29, 2003 and March 27, 2004, and the selected quarterly financial data for the fiscal quarter ended March 27, 2004, as a result of an error in the accounting treatment of certain warrants that were issued by the Company to Henry Birks & Sons Inc. (“Birks”), the Company’s majority stockholder, in connection with Birks’ August 20, 2002 equity investment of $15.05 million in the Company, and later assigned in part to certain individuals affiliated with Birks. The Company also determined that it should reconsider certain conclusions regarding the allocation of the fair value of the equity investment between the Series A Convertible Preferred Stock (the “Preferred Stock”) and the warrants issued to Birks in connection with the transaction.

The Company has determined that the assignment of the warrants to those recipients should have resulted in the Company’s reflecting a non-cash compensation adjustment relating to the increase or decrease in the intrinsic value of the warrants that could be attributed to the services provided by the recipients to the Company based on the vesting schedule of the warrants. The increase or decrease in value of these warrants is required to be reflected in the Company’s financial statements as calculated at the end of each reporting period. The Company also concluded that a fair value of approximately $3.8 million should have been allocated to the warrants rather than the original allocation of approximately $1 million, and the Company recognized a beneficial conversion feature for the Preferred Stock as a result of the valuation of the warrants.

The adjustments did not have any affect on the Company’s cash flows, cash positions, or total stockholders’ equity during the affected periods; however, the adjustments did have an impact on the loss per share attributable to common stockholders for those periods.

As previously reported, the Company received notice from The American Stock Exchange (“AMEX”) that it was not in compliance with Section 1101 of the Amex Company Guide as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 25, 2004. On December 17, 2004, AMEX accepted a compliance plan submitted by the Company that would bring the Company into compliance with the AMEX continued listing standards by no later than December 30, 2004. Despite the Company’s failure to file the Form 10-Q by December 30, 2004, the Company believes that the filing of the Form

10-Q today will re-establish the Company’s compliance with Section 1101 of the Amex Company Guide.

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com .

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: negative reactions from the Company’s stockholders, creditors or customers to the results of the review and restatement; the impact and result of any litigation (including private litigation), any action by the American Stock Exchange, or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; the Company’s ability to successfully implement internal controls and procedures that remediate any weakness that is identified to ensure timely, effective and accurate financial reporting; changes in economic conditions; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K, as amended, for the fiscal year ended March 27, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Several factors, including those identified above, could cause actual events to differ materially from the forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida Marc Weinstein, 954-846-2701 Investor Relations e-mail: mweinstein@mayors.com